EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:Watson Pharmaceuticals, Inc.

Patty Eisenhaur (Investors)
(951) 493-5611
Chris Eso (Media)
(951) 493-4013

WATSON PHARMACEUTICALS Announces senior management change

– Company Initiates Search for Two Business Unit Presidents –

– Watson’s President and Chief Operating Officer to Depart –

CORONA, CA– October 25, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today the strategic decision to create the position of President for each of its business units, Brands and Generics, reporting directly to Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  The Company has initiated a search for these new positions.  As a result of this new management structure, Joseph C. Papa, Watson’s President and Chief Operating Officer, will be leaving the company on November 19, 2004.

“Following our decision in June to focus on generics and specialty brand products, including urology and nephrology, we have continued to implement strategies to increase our focus in these specialty areas,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer. "We believe having a president in each business unit will enhance our ability to maximize the growth of each business for the overall benefit of Watson and its shareholders.”

“We want to thank Joe for his outstanding contributions to Watson over the past three years.  Joe was instrumental in strengthening our organization and improving our operational effectiveness,” continued Dr. Chao.  “We wish him much success in his future endeavors.”

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic divisions; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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